Exhibit 99.1




Dec. 17, 1998                                   CONTACT:  Randy Wheeless
                                                Office:   704/382-8379
                                                24-Hour:  704/382-8333


                  SHAREHOLDER RIGHTS PLAN ADOPTED AT DUKE ENERGY


CHARLOTTE, N.C. -- Duke Energy's board of directors today adopted a shareholder rights plan, which is subject to approval by the North Carolina Utilities Commission and the Public Service Commission of South Carolina.

The plan is an outgrowth of a review of the company's overall corporate governance. It is being adopted as part of the board's responsibility to the corporation's shareholders and was not because of any takeover offer or threat. The plan is designed to encourage any potential acquirer to negotiate with the directors elected to represent the interests of all shareholders.

"The shareholder rights plan is intended to protect our shareholders from abusive takeover tactics that may be used to gain control of the corporation without paying all shareholders a fair price -- or without regard to the strategic value of the business," said Richard B. Priory, chairman, president and chief executive officer of Duke Energy. "This plan will not prevent takeovers, but should encourage anyone attempting to acquire Duke Energy to first negotiate with the board of directors.

"A number of companies have adopted similar plans over the past few years," Priory added. "Our plan is designed to allow sufficient time to maximize shareholder value in the event of an unsolicited bid for the shares of the corporation."
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Duke Energy (NYSE: DUK) is a global energy company with more than $24 billion in assets. Duke Energy companies provide electric service to approximately 2 million customers; operate pipelines that deliver 12 percent of the natural gas consumed in the United States; and are leading marketers of electricity, natural gas and natural gas liquids. Globally, the companies develop, own and operate energy facilities and provide engineering, management, operating and environmental services. Contact Duke Energy on the World Wide Web at http://www.duke-energy.com.
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